Exhibit 3.1

SKYLINE MEDICAL INC.

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES A CONVERTIBLE PREFERRED STOCK

PURSUANT TO SECTION 151 OF THE

DELAWARE GENERAL CORPORATION LAW

The undersigned, Josh Kornberg and Bob Myers, do hereby certify that:

1. They are the President and Secretary, respectively, of Skyline Medical Inc., a Delaware corporation (the “Corporation”).

2. The Corporation is authorized to issue 10,000,000 shares of preferred stock, none of which are issued and outstanding

3. The following resolutions were duly adopted by the board of directors of the Corporation (the “Board of Directors”):

WHEREAS, the certificate of incorporation of the Corporation provides for a class of its authorized stock known as preferred stock, consisting of 10,000,000 shares, $0.01 par value per share, issuable from time to time in one or more series;

WHEREAS, the Board of Directors is authorized to fix the dividend rights, dividend rate, voting rights, conversion rights, rights and terms of redemption and liquidation preferences of any wholly unissued series of preferred stock and the number of shares constituting any series and the designation thereof, of any of them; and

WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to fix the rights, preferences, restrictions and other matters relating to a series of the preferred stock, which shall consist of, except as otherwise set forth in the Purchase Agreements, up to 10,000,000 shares of the preferred stock which the Corporation has the authority to issue, as follows:

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issuance of a series of preferred stock for cash or exchange of other securities, rights or property and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such series of preferred stock as follows:

1

TERMS OF PREFERRED STOCK

Section 1.                Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 of the Securities Act.

“Beneficial Ownership Limitation” shall have the meaning set forth in Section 6(d).

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Call Date” shall mean the date fixed for redemption of the Series A Preferred Stock and specified in the notice to holders required under Section 3(b)(v) hereof as the Call Date.

A “Change of Ownership or Control” shall be deemed to have occurred when, after any share of Series A Preferred Stock is originally issued by the Corporation, each of the following has occurred and is continuing: (1)(i) a “person,” “group” or “entity” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act), becomes the ultimate “beneficial owner” (as such term is defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have beneficial ownership of all shares of Voting Stock that such person or group has the right to acquire regardless of when such right is first exercisable), directly or indirectly, of Voting Stock representing more than 50% of the total voting power of the total Voting Stock of the Corporation; (ii) the Corporation sells, transfers or otherwise disposes of all or substantially all of its assets; or (iii) of the consummation of a merger or share exchange of the Corporation with another entity where the applicable entity’s stockholders immediately prior to the merger or share exchange would not beneficially own, immediately after the merger or share exchange, securities representing 50% or more of the outstanding Voting Stock of the entity issuing cash or securities in the merger or share exchange (without consideration of the rights of any class of stock to elect directors by a separate group vote), or where members of the Board of Directors of the applicable entity immediately prior to the merger or share exchange would not, immediately after the merger or share exchange, constitute a majority of the Board of Directors of the entity issuing cash or securities in the merger or share exchange; and (2) following the closing of any transaction referred above, neither the Corporation nor the acquiring or surviving entity has a class of common stock (or ADRs representing such securities) subject to a Trading Market. Any transaction referred to above by the following current stockholders of the Corporation; Josh Kornberg, Sam Herschkowitz, Atlantic Partners Alliance and SOK Partners, LLC, shall not constitute a Change of Ownership or Control.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the Corporation’s common stock, par value $0.01 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

2

“Common Stock Equivalents” means any securities of the Corporation or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Conversion Amount” means the sum of the Stated Value at issue.

“Conversion Date” shall have the meaning set forth in Section 6(a).

“Conversion Price” shall have the meaning set forth in Section 6(b).

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Preferred Stock in accordance with the terms hereof.

“Distribution” shall have the meaning set forth in Section 7(c).

“Dividend Payment Date” shall have the meaning set forth in Section 3(a) hereof.

“Dividend Periods” shall mean quarterly dividend periods commencing on the first day of each quarter and ending on and including the day preceding the first day of the next succeeding Dividend Period; provided, however, that any Dividend Period during which any Series A Preferred Stock shall be redeemed pursuant to Section 3(b) hereof shall end on and include the Call Date only with respect to the Series A Preferred Stock being redeemed.

“Dividend Record Date” shall have the meaning set forth in Section 3(a) hereof.

“Effective Date” means the date that the Resale Registration Statement filed by the Corporation pursuant to the Purchase Agreements first becomes effective under the Securities Act.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Stock” means (i) any shares of Common Stock, options, warrants or other securities issued by the Corporation which are approved by the Board and granted to employees, directors, advisors or consultants not for capital raising purposes, (ii) any shares of Common Stock, options, warrants or other securities issued pursuant to securities or contractual rights existing as of the closing of the offering pursuant to the Purchase Agreements, (iii) any shares of Common Stock, options, warrants or other securities issued in the Closing or in any additional closings pursuant to the Securities Purchase Agreements, and (iv) any shares of Common Stock, options, warrants or other securities issued pursuant to mergers, acquisitions, joint ventures or similar transactions which are not for capital raising purposes.

“Fundamental Transaction” shall have the meaning set forth in Section 7(d).

“Holder” shall have the meaning given such term in Section 2.

3

“Junior Securities” means the Common Stock and all other Common Stock Equivalents of the Corporation other than those securities which are explicitly senior or pari passu to the Preferred Stock in dividend rights or liquidation preference. Any additional shares of Preferred Stock or other series of preferred stock issued pursuant to the Purchase Agreements in any closing shall be deemed pari passu to the Preferred Stock.

“Liquidation” shall have the meaning set forth in Section 5.

“New York Courts” shall have the meaning set forth in Section 8(d).

“Notice of Conversion” shall have the meaning set forth in Section 6(a).

“Original Issue Date” means the date of the first issuance of any shares of the Preferred Stock regardless of the number of transfers of any particular shares of Preferred Stock and regardless of the number of certificates which may be issued to evidence such Preferred Stock.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Preferred Stock Original Conversion Price” means the per share conversion price of $.26.

“Preferred Stock” shall have the meaning set forth in Section 2.

“Purchase Agreements” means the one or more Securities Purchase Agreements, dated on or after January 24, 2014, among the Corporation and the original Holders, as amended, modified or supplemented from time to time in accordance with its terms, and shall also include any additional securities purchase agreements pursuant to which the Preferred Stock is issued.

“Reference Property” shall have the meaning set forth in Section 7(d).

“Reference Property Units” shall have the meaning set forth in Section 7(d).

“Resale Registration Statement” means a registration statement that registers the resale of the Conversion Shares of the Holders, who shall be named as “selling stockholders” therein and meets the requirements of the Purchase Agreements.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Share Delivery Date” shall have the meaning set forth in Section 6(c)(i).

“Stated Value” shall have the meaning set forth in Section 2.

“Subsidiary” means any Subsidiary of the Corporation as defined in the Purchase Agreements and shall, where applicable, also include any direct or indirect subsidiary of the Corporation formed or acquired after the date of the Purchase Agreements.

4

“Successor Entity” shall have the meaning set forth in Section 7(d).

“Trading Day” means a day on which the principal Trading Market is open for business.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE MKT, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange or the OTC Markets Group Inc. (or any successors to any of the foregoing).

“Transaction Documents” means the Purchase Agreements, this Certificate of Designation, the Warrant, and all exhibits and schedules thereto and hereto and any other documents or agreements executed in connection with the transactions contemplated hereunder

“Transfer Agent” means Corporate Stock Transfer, Inc., the current transfer agent for the Common Stock, and any successor transfer agent of the Corporation.

“Voting Stock” shall mean stock of any class or kind having the power to vote generally for the election of directors.

Section 2.                Designation, Amount and Par Value. The series of preferred stock shall be designated as the Corporation’s Series A Convertible Preferred Stock (the “Preferred Stock”) and the number of shares so designated shall be 40,000 (which shall not be subject to increase without the written consent of the holders of a majority of the shares of Preferred Stock outstanding at the time (each, a “Holder” and collectively, the “Holders”)). Each share of Preferred Stock shall have a par value of $0.01 per share and a stated value equal to $100 (the “Stated Value”).

Section 3.                Dividends; Restrictions on Repurchases and Redemptions of Junior Securities; No Redemption.

a)               Dividends. Holders shall be entitled to receive, and the Corporation shall pay, on pari passu basis, dividends, out of any assets legally available therefore, prior and in preference to any declaration or payment of any dividend on the Common Stock of the Corporation, at the rate of 6% of the Stated Value per annum. The dividends shall be payable quarterly in cash or in shares of Common Stock (calculated at the then applicable Conversion Price per share) and shall be payable on the day at the end of each Dividend Period (each such day being hereinafter called a “Dividend Payment Date”). No other dividends shall be paid on shares of Preferred Stock; and the Corporation shall pay no dividends (other than dividends in the form of Common Stock) on shares of the Common Stock unless it simultaneously complies with the previous sentence. Dividends shall be payable to holders of record as they appear in the stock records of the Corporation at the close of business on the applicable record date, which shall be the tenth (10th) day preceding the applicable Dividend Payment Date, or such other date designated by the Board of Directors or an officer of the Corporation duly authorized by the Board of Directors for the payment of dividends that is not more than 30 nor less than ten days prior to such Dividend Payment Date (each such date, a “Dividend Record Date”).

5

b)	Redemption.

i.	The Series A Preferred Stock shall not be redeemable by the Corporation prior to January 24, 2015, except following a Change of Ownership or Control as provided in paragraph (ii) of this Section 3(b). On and after January 24, 2015, the Corporation, with not less than ten (10) business days advance notice to the Holder, may redeem the Series A Preferred Stock, in whole at any time or from time to time in part, at the option of the Corporation, for cash, at a redemption price of $100 per Share of Series A Preferred Stock, plus the amounts indicated in paragraph (iii) of this Section 3(b).

ii.	Following a Change of Ownership or Control, the Corporation (or the acquiring entity) will have the right to redeem the Series A Preferred Stock, in whole but not in part, within 90 days after the date on which the Change of Ownership or Control has occurred, for cash, at a redemption price equal to the Stated Value times 1.2 per share, plus accumulated accrued and unpaid dividends to, but not including, the date of redemption.

iii.	Upon any redemption of Series A Preferred Stock pursuant to this Section 3(b), the Corporation shall, subject to the next sentence, pay any accumulated accrued and unpaid dividends in arrears for any Dividend Period ending on or prior to the Call Date. If the Call Date falls after a Dividend Record Date and prior to the corresponding Dividend Payment Date, then each holder of Series A Preferred Stock at the close of business on such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares before such Dividend Payment Date. Except as provided above, the Corporation shall make no payment or allowance for unpaid dividends, whether or not in arrears, on Series A Preferred Stock called for redemption.

iv.	If all accumulated accrued and unpaid dividends on the Series A Preferred Stock have not been paid in cash, Common Stock or Series A Preferred Stock declared and set apart for payment in cash, Common Stock or Series A Preferred Stock, the Series A Preferred Stock shall not be redeemed under this Section 3(b) in part and the Corporation shall not purchase or acquire Series A Preferred Stock, otherwise than (i) pursuant to a purchase or exchange offer made on the same terms to all Holders or (ii) in exchange for Junior Shares.

v.	Notice of the redemption of any Series A Preferred Stock under this Section 3(b) shall be mailed by first class mail to each holder of record of Series A Preferred Stock to be redeemed at the address of each such holder as shown on the Corporation’s records, not less than 30 nor more than 60 days prior to the Call Date. Neither the failure to mail any notice required by this paragraph (e), nor any defect therein or in the mailing thereof, to any particular holder, shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to the other holders. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given on the date mailed whether or not the holder receives the notice. Each such mailed notice shall state, as appropriate: (1) the Call Date; (2) the number of Series A Preferred Stock to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price per Share of Series A Preferred Stock (determined as set forth in paragraph (a) or (b) of this Section 3(b), as applicable) plus accumulated accrued and unpaid dividends through the Call Date (determined as set forth in paragraph (c) of this Section 3(b)); (4) if any shares are represented by certificates, the place or places at which certificates for such shares are to be surrendered; (5) that dividends on the shares to be redeemed shall cease to accrue on such Call Date except as otherwise provided herein; and (6) any other information required by law or by the applicable rules of any exchange or national securities market upon which the Series A Preferred Stock may be listed or admitted for trading. Notice having been mailed as aforesaid, from and after the Call Date (unless the Corporation shall fail to make available an amount of cash necessary to effect such redemption within 90 days), (i) except as otherwise provided herein, dividends on the Series A Preferred Stock so called for redemption shall cease to accrue, (ii) said shares shall no longer be deemed to be outstanding, and (iii) all rights of the Holders thereof as holders of Series A Preferred Stock shall cease (except the right to receive cash payable upon such redemption, without interest thereon, upon surrender and endorsement of their certificates if so required and to receive any dividends payable thereon).

6

vi.	The Corporation’s obligation to provide cash in accordance with the preceding subsection shall be deemed fulfilled if, on or before the Call Date, the Corporation shall irrevocably deposit funds necessary for such redemption, in trust, with a bank or trust company that has, or is an affiliate of a bank or trust company that has, capital and surplus of at least $50 million, with irrevocable instructions that such cash be applied to the redemption of the Series A Preferred Stock so called for redemption, in which case the notice to the Holders will (i) state the date of such deposit, (ii) specify the office of such bank or trust company as the place of payment of the redemption price and (iii) require such Holders to surrender the certificates, if any, representing such shares at such place on or about the date fixed in such redemption notice (which may not be later than the Call Date) against payment of the redemption price (including all accumulated accrued and unpaid dividends to the Call Date, determined as set forth in Section 3(b)(iii)). No interest shall accrue for the benefit of the Holders to be redeemed on any cash so set aside by the Corporation. Subject to applicable escheat laws, any such cash unclaimed at the end of six months from the Call Date shall revert to the general funds of the Corporation after which reversion the holders of such shares so called for redemption shall look only to the general funds of the Corporation for the payment of such cash.

7

vii.	As promptly as practicable after the surrender in accordance with said notice of the certificates, if any, for any such shares so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and if the notice shall so state), such shares shall be exchanged for any cash (without interest thereon) for which such shares have been redeemed. If fewer than all the outstanding Series A Preferred Stock are to be redeemed, shares to be redeemed shall be selected by the Corporation from outstanding Series A Preferred Stock not previously called for redemption by lot or pro rata (as nearly as may be). If fewer than all the Series A Preferred Stock represented by any certificate are redeemed, then new certificates representing the unredeemed shares shall be issued without cost to the holder thereof.

Section 4.                Voting Rights. In addition to the voting rights provided by applicable law, the Preferred Stock shall have the right to vote on any matter on which the Common Stock is eligible to vote on an as-if-converted-to-Common-Stock basis; provided that each Holder shall only have the right to vote such shares of Preferred Stock as are eligible for conversion without exceeding the Beneficial Ownership Limitation.

Section 5.                Liquidation. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a “Liquidation”), after the satisfaction in full of the debts of the Corporation and the payment of any liquidation preference owed to the holders of shares of capital stock of the Corporation ranking prior to the Preferred Stock upon liquidation, the Holders of the Preferred Stock shall receive, prior and in preference to the holders of Junior Securities, an amount (the “Liquidation Amount”) equal to $4,000,000 times 1.2, plus all declared but unpaid dividends. The Corporation shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each Holder.

Section 6.                Conversion.

a)                  Conversions at Option of Holder. Each share of Preferred Stock shall be convertible, at any time and from time to time from and after the Original Issue Date at the option of the Holder thereof, into that number of shares of Common Stock (subject to the limitations set forth in Section 6(d)) determined by dividing the Stated Value of such share of Preferred Stock by the Conversion Price in effect on the Conversion Date for such conversion, subject to Section 6(c)(vi). Holders shall effect conversions by providing the Corporation with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”). Each Notice of Conversion shall specify the number of shares of Preferred Stock to be converted, the number of shares of Preferred Stock owned prior to the conversion at issue, the number of shares of Preferred Stock owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date the applicable Holder delivers (as provided in Section 8(a)) such Notice of Conversion to the Corporation (such date, the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Corporation is deemed delivered hereunder. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. No ink-original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion form be required. To effect conversions of shares of Preferred Stock, a Holder shall not be required to surrender the certificate(s) representing the shares of Preferred Stock to the Corporation unless all of the shares of Preferred Stock represented thereby are so converted, in which case such Holder shall deliver the certificate representing such shares of Preferred Stock promptly following the Conversion Date at issue. Shares of Preferred Stock converted into Common Stock in accordance with the terms hereof or repurchased by the Corporation shall be canceled and shall not be reissued.

8

b)                  Conversion Price. The conversion price for the Preferred Stock shall initially equal $.26 subject to adjustment as provided herein (the “Conversion Price”).

c)                  Mechanics of Conversion

i.                    Delivery of Certificate Upon Conversion. Not later than three (3) Trading Days after each Conversion Date (the “Share Delivery Date”), the Corporation shall deliver, or cause to be delivered, to the converting Holder a certificate or certificates representing the applicable Conversion Shares which, on or after the earlier of (i) the one-year anniversary of the Original Issue Date or (ii) the Effective Date, shall be free of restrictive legends and trading restrictions (other than those which may then be required by the Purchase Agreements) representing the number of Conversion Shares being acquired upon the conversion of the Preferred Stock. Subject to clauses (ii) and (iv)(B) below, on the Conversion Date with respect to any Conversion Shares, the Person to which such Conversion Shares are to be issued shall be deemed to be the holder of record of such Conversion Shares; provided, however, that, subject to clauses (ii) and (iv)(B) below, if such Conversion Date occurs after a Dividend Record Date for the payment of dividends on the Preferred Stock pursuant to Section 3(a) and prior to the related Dividend Payment Date, then such Person shall be deemed to have been the holder of record of such Conversion Shares on such Dividend Record Date (and, for the avoidance of doubt, will be entitled to receive such dividends in respect of such Conversion Shares on such Dividend Payment Date). On or after the earlier of (i) the one-year anniversary of the Original Issue Date or (ii) the Effective Date, the Corporation shall use its reasonable best efforts to deliver any certificate or certificates required to be delivered by the Corporation under this Section 6 electronically through the Depository Trust Company or another established clearing corporation performing similar functions.

ii.                  Failure to Deliver Certificates. If, in the case of any Notice of Conversion, such certificate or certificates are not delivered to or as directed by the applicable Holder by the Share Delivery Date, the Holder shall be entitled to elect by written notice to the Corporation at any time on or before its receipt of such certificate or certificates, to rescind such Conversion, in which event the Corporation shall promptly return to the Holder any original Preferred Stock certificate delivered to the Corporation.

9

iii.                Obligation Absolute. The Corporation’s obligation to issue and deliver the Conversion Shares upon conversion of Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by such Holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to such Holder in connection with the issuance of such Conversion Shares; provided, however, that such delivery shall not operate as a waiver by the Corporation of any such action that the Corporation may have against such Holder. In the event a Holder shall elect to convert any or all of the Stated Value of its Preferred Stock, the Corporation may not refuse conversion based on any claim that such Holder or anyone associated or affiliated with such Holder has been engaged in any violation of law or agreement or for any other reason, unless an injunction from a court, on notice to Holder, restraining and/or enjoining conversion of all or part of the Preferred Stock of such Holder shall have been sought and obtained, and the Corporation posts a surety bond for the benefit of such Holder in the amount of 150% of the Stated Value of Preferred Stock which is subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the underlying dispute and the proceeds of which shall be payable to such Holder to the extent it obtains judgment. In the absence of such injunction, the Corporation shall issue Conversion Shares and, if applicable, cash, upon a properly noticed conversion. Nothing herein shall limit a Holder’s right to pursue all remedies available to it hereunder, at law or in equity, including, without limitation, a decree of specific performance and/or injunctive relief. The exercise of any such rights shall not prohibit a Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

iv.                Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will at all time reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Preferred Stock, as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holder (and the other Holders of the Preferred Stock), not less than such aggregate number of shares of the Common Stock as shall (subject to the terms and conditions set forth herein) be issuable (taking into account the adjustments and restrictions of Section 7) upon the conversion of the then-outstanding shares of Preferred Stock. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable and, if the Resale Registration Statement is then effective under the Securities Act, shall be registered for public resale in accordance with such Resale Registration Statement (subject to such Holder’s compliance with its related obligations under the Purchase Agreements).

10

v.                  Fractional Shares. No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon the conversion of the Preferred Stock. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such conversion, the Corporation shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price in effect on the relevant Conversion Date or round up to the next whole share.

vi.                Transfer Taxes and Expenses. The issuance of certificates for shares of the Common Stock upon conversion of the Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holders of such Preferred Stock and the Corporation shall not be required to issue or deliver such certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid. The Corporation shall pay all Transfer Agent fees required for same-day processing of any Notice of Conversion.

d)                 Mandatory Conversion Upon the earlier of (A) the closing of the sale of shares of Common Stock in one or more related transactions at a per share stock price equal to at least 1.1 times the Conversion Price and at a price at least equal to the volume weighted average price of the Common Stock on the principal Trading Market of the Common Stock during the ten Trading Days immediately preceding such closing, resulting in aggregate gross proceeds equal to at least the gross amount of Preferred Stock sold pursuant to the Purchase Agreements; provided that, at the time of such sale, the Corporation has an effective registration statement covering the Common Stock underlying the Preferred Stock, or such underlying Common Stock may be sold pursuant to Rule 144 under the Securities Act without any volume limitation, (B) if the Common Stock of the Corporation trades at a volume-weighted average price equal to 1.75 times the Conversion Price for a period of 30 consecutive Trading Days, provided that the Corporation has an effective registration statement covering the Common Stock underlying the Preferred Stock, or such underlying Common Stock may be sold pursuant to Rule 144 under the Securities Act without any volume limitation, or (C) a date specified by vote or written consent of the holders of at least 51% of the then outstanding shares of Preferred Stock, voting or consenting together (the “Mandatory Conversion Date”), (i) all outstanding shares of the Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective Conversion Price and (ii) such shares may not be reissued by the Corporation as shares of such series.

11

All holders of record of shares of Preferred Stock shall be given written notice of the Mandatory Conversion Date and the place designated for mandatory conversion of all such shares of each Series of Preferred Stock pursuant to this Subsection 6 (d). Such notice need not be given in advance of the occurrence of the Mandatory Conversion Date. Such notice shall be sent by first class or registered mail, postage prepaid, or given by electronic communication in compliance with the provisions of the Delaware General Corporation Law, to each record holder Preferred Stock. Upon receipt of such notice, each holder of shares of Preferred Stock shall surrender his, her or its certificate or certificates for all such shares to the Corporation at the place designated in such notice. On the Mandatory Conversion Date, all outstanding shares of Preferred Stock shall be deemed to have been converted into shares of Common Stock, which shall be deemed to be outstanding of record, and all rights with respect to the Preferred Stock so converted, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate, except only the rights of the holders thereof, upon surrender of their certificate or certificates therefor, to receive certificates for the number of shares of Common Stock into which such Preferred Stock has been converted. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. As soon as practicable after the Mandatory Conversion Date and the surrender of the certificate or certificates for Preferred Stock, the Corporation shall cause to be issued and delivered to such holder, or on his, her or its written order, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof and cash as provided in Subsection 4(c)(vi)in respect of any fraction of a share of Common Stock otherwise issuable upon such conversion.

All certificates evidencing shares of each Series of Preferred Stock which are required to be surrendered for conversion in accordance with the provisions hereof shall, from and after the Mandatory Conversion Date, be deemed to have been retired and cancelled and the shares of Preferred Stock represented thereby converted into Common Stock for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date. Such converted shares of Preferred Stock may not be reissued, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Preferred Stock accordingly.

e)                  Beneficial Ownership Limitation. Notwithstanding anything herein to the contrary, the Corporation shall not effect any conversion of the Preferred Stock, and a Holder shall not have the right to convert any portion of the Preferred Stock, in each case to the extent that, after giving effect to such conversion, such Holder would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of this Section 6(d), beneficial ownership of a Holder shall be calculated in accordance with Section 16(a) and (b) of the Exchange Act and the rules and regulations promulgated thereunder for purposes of determining whether such Holder is subject to the reporting and liability provisions of Section 16(a) and 16(b) of the Exchange Act. For purposes of the complying with this Section 6(d), the Corporation shall be entitled to conclusively rely on the information set forth in any Holder’s Notice of Conversion, and each Holder delivering a Notice of Conversion shall be deemed to represent to the Corporation that such Notice of Conversion does not violate the restrictions set forth in this paragraph, and the Corporation shall have no obligation to verify or confirm the accuracy of such representation. Upon the written or oral request of a Holder, the Corporation shall, within two Trading Days, confirm orally and in writing to such Holder the number of shares of Common Stock then outstanding. The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of Preferred Stock held by the applicable Holder. By written notice to the Corporation, a Holder may from time to time increase or decrease the Beneficial Ownership Limitation applicable solely to such Holder to any other percentage not in excess of 19.99% specified in such notice; provided that any such increase will not be effective until the sixty-first (61st) day after such notice is delivered to the Corporation. The express purpose of this Section 5(d) is to preclude any Holder’s ownership of any shares of Preferred Stock from causing such Holder to become subject to the reporting and liability provisions of Section 13 (d) or Section 16(a) and 16(b) of the Exchange Act, including pursuant to Rule 16a-2 promulgated by the Commission, and this Section 6(d) shall be interpreted according to such express purpose. Solely for purposes of this Section 6(d) and for purposes of the provisos to Section 6(b) and (c) hereof, the term “Holder” shall include all persons whose beneficial ownership of the Common Stock is aggregated pursuant to Section 13(d)(3) of the Exchange Act or Rule 13d-5 thereunder.

12

Section 7.                   Certain Adjustments; Rights of Holders Upon Certain Dividends, Distributions or Fundamental Transactions.

a)                  Stock Dividends and Stock Splits. If the Corporation, at any time while any Preferred Stock is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock, (ii) subdivides outstanding shares of Common Stock into a larger number of shares or (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, then the Conversion Price shall be adjusted to equal an amount equal to such Conversion Price immediately before such adjustment multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately before giving effect to such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after giving effect to such event. Any adjustment made pursuant to this Section 7(a) shall become effective immediately after the Dividend Record Date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination, as applicable.

b)                  Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 7(a) above, if at any time the Corporation grants, issues or sells any Common Stock Equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then, without duplication of any dividends to be due on Preferred Stock pursuant to Section 3(a), each Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if such Holder had held the number of shares of Common Stock acquirable upon conversion of such Holder’s Preferred Stock (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation) on the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights; provided, however, that, to the extent that any Holder’s right to participate in any such Purchase Right would result in the Holder exceeding the Beneficial Ownership Limitation, then the Purchase Rights to which such Holder is entitled pursuant hereto shall be limited to the same extent provided in Section 6(d) hereof.

13

c)                  Pro Rata Distributions. During such time as the Preferred Stock is outstanding, if the Corporation declares or makes any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of the Preferred Stock, then, in each such case, without duplication of any dividends to be due on Preferred Stock pursuant to Section 3(a), each Holder shall be entitled to participate in such Distribution to the same extent that such Holder would have participated therein if such Holder had held the number of shares of Common Stock acquirable upon complete Conversion of the Preferred Stock (without regard to any limitations on Conversion hereof, including without limitation, the Beneficial Ownership Limitation) on the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution; provided, however, that, to the extent that any Holder’s right to participate in any such Distribution would result in the Holder exceeding the Beneficial Ownership Limitation, then the rights appurtenant to such securities, property or options to which such Holder is entitled pursuant hereto shall be limited to the same extent provided in Section 6(d) hereof.

d)                 Fundamental Transaction. If, at any time while the Preferred Stock is outstanding, (i) the Corporation, directly or indirectly, in one or more related transactions is a party to any merger or consolidation of the Corporation, (ii) the Corporation, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Corporation or another Person) is completed, (iv) the Corporation, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange, in each case pursuant to which the Common Stock is converted into, exchanged for or represents solely the right to receive, other securities, cash or property, or any combination thereof (such other securities, cash or property, or combination thereof, the “Reference Property,” and the amount and kind of Reference Property that a holder of one share of Common Stock would be entitled to receive on account of such transaction, a “Reference Property Unit”) (each such transaction, a “Fundamental Transaction”), then, notwithstanding anything to the contrary herein, (I) at the effective time of such Fundamental Transaction, the Conversion Shares due upon conversion of any Preferred Stock shall be determined in the same manner as if each reference to any number of shares of Common Stock in this Certificate of Designation were instead a reference to the same number of Reference Property Units and (II) if such Reference Property Unit consists of any security of a Person other than the Corporation, then such Person (and, as a condition to the Corporation effecting such Fundamental Transaction, the Corporation shall ensure that such Person) shall execute such instruments as shall be necessary to give effect to this Section 7(d). If holders of Common Stock are given any choice as to the securities, cash or property to be received in such Fundamental Transaction, then each Holder shall be given the same choice as to the Reference Property Unit it receives upon any conversion of the Preferred Stock following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Fundamental Transaction shall file a new Certificate of Designation with the same terms and conditions and issue to the Holders new preferred stock consistent with the foregoing provisions and evidencing the Holders’ right to convert such preferred stock into Reference Property Units. The Corporation shall cause any successor entity in a Fundamental Transaction in which the Corporation is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Corporation under this Certificate of Designation and the other Transaction Documents in accordance with the provisions of this Section 7(d) pursuant to written agreements in form and substance reasonably satisfactory to the Holders and approved by the Holders (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the Holders, deliver to the Holder in exchange for the Preferred Stock a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to the Preferred Stock which is convertible in accordance with this Section 7(d), and which is reasonably satisfactory in form and substance to the Holders. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and, except in the case of a lease, be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Certificate of Designation and the other Transaction Documents referring to the “Corporation” shall refer instead to the Successor Entity), and may exercise every right and power of the Corporation and shall assume all of the obligations of the Corporation under this Certificate of Designation and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Corporation herein.

14

e)                  Sales of Shares Below Conversion Price

i.                    If at any time while the Preferred Stock is outstanding, the Corporation issues or sells (or is deemed by the express provisions of this Section 7(e) to have issued or sold) Additional Shares of Common Stock (as defined below), in one or more capital raising transactions with an aggregate purchase price of at least $100,000 for an Effective Price (as defined below) less than the then existing Conversion Price (the ”New Issuance Price”), other than Excluded Stock, then the then existing Conversion Price shall be reduced as of the opening of business on the date of such issue or sale to a price equal to the New Issuance Price, provided, however, that under no circumstances shall the New Issuance Price be less than $0.13 or reduced to a price level that would be in breach of the listing rules of any Stock Exchange or that would have material adverse effect on the Corporation’s ability to list its Common Stock on a Stock Exchange, including but not limited to the change of accounting treatment of the Preferred Stock. An issuance of additional Series A Preferred Stock at a lower Conversion Price or another series of preferred stock at a lower conversion price pursuant to the Purchase Agreements shall automatically reduce the Conversion Price to the New Issuance Price.

15

ii.                  For the purpose of making any adjustment required under this Section 7(e), the consideration received by the Corporation for any issue or sale of securities shall (1) to the extent it consists of cash, be computed at the amount of cash received by the Corporation; (2) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board of Directors; (3) if Additional Shares of Common Stock, Convertible Securities (as hereinafter defined in Paragraph (iii)), or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Corporation for a consideration which covers both, be computed as the portion of the consideration so received that the Board of Directors may be reasonably determine in good faith to be allocable to such Additional Shares of Common Stock, Convertible Securities, or rights or options; and (4) be computed after reduction for all expenses payable by the Corporation in connection with such issue or sale.

iii.                For the purpose of the adjustment required under this Section 7(e), if the Corporation issues or sells any rights, warrants, or options for the purchase of, or stock or other securities convertible into or exchangeable for Additional Shares of Common Stock (such convertible or exchangeable stock or securities being hereinafter referred to as “Convertible Securities”), other than Excluded Stock, and if the Effective Price of such Additional Shares of Common Stock is less than the Conversion Price then in effect, then in each case, at the time of the issuance of such rights, warrants, options, or Convertible Securities, the Corporation shall be deemed to have issued the maximum number of Additional Shares of Common Stock issuable upon exercise, conversion, or exchange thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Corporation for the issuance of such rights, warrants, options, or Convertible Securities, plus, (a) in the case of such rights, warrants, or options, the minimum amounts of consideration, if any, payable to the Corporation upon the exercise of such rights, warrants, or options; or (b) in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion or exchange thereof. No further adjustment of the Conversion Price, adjusted upon the issuance of such rights, warrants, options, or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock on the exercise of any such rights, warrants, or options or the conversion or exchange of any such Convertible Securities. If any such rights or options or the conversion or exchange privilege represented by any such Convertible Securities shall expire without having been exercised, the Conversion Price adjusted upon the issuance of such rights, warrants, options, or Convertible Securities shall be readjusted to (1) the Conversion Price which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights, warrants, or options or rights of conversion or exchange of such Convertible Securities and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Corporation upon such exercise; plus (2) the consideration, if any, actually received by the Corporation for the granting of all such rights, warrants, or options, whether or not exercised; plus (3) the consideration received for issuing or selling the Convertible Securities actually converted or exchanged; plus (4) the consideration, if any, actually received by the Corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion or exchange of such Convertible Securities.

16

iv.                “Additional Shares of Common Stock” shall mean all shares of Common Stock the Corporation issues on or after the Original Issue Date, whether or not subsequently reacquired or retired by the Corporation, other than Excluded Stock. The “Effective Price” of Additional Shares of Common Stock shall mean the quotient determined by dividing (a) the total number of Additional Shares of Common Stock issued or sold (or deemed to have been issued or sold by the Corporation under this Section 7(e)); into (b) the aggregate consideration received (or deemed to have been received) by the Corporation for such issue under this Section 7(e), for such Additional Shares of Common Stock.

v.                  Other than a reduction pursuant to its applicable anti dilution provisions, any reduction in the conversion price or exercise price of any Convertible Security (whether outstanding on the Original Issue Date or thereafter) or the price of any option, warrant, or right to purchase Common Stock or any Convertible Security (whether such option, warrant, or right is outstanding on the Original Issue Date or thereafter) in each case other than Excluded Stock, to an Effective Price less than the current Conversion Price shall be deemed to be an issuance of such Convertible Security. All such options, warrants, or rights at such Effective Price, and the provisions of Sections 7(e)(iii) and (iv) shall apply thereto mutatis mutandis.

f)                   Calculations. All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

17

g)                  Notice to the Holders.

i.                    Adjustment to Conversion Price. Whenever the Conversion Price is adjusted pursuant to any provision of this Section 7, the Corporation shall promptly deliver to each Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

ii.                  Notice to Allow Conversion by Holder. If (A) the Corporation shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Corporation shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Corporation shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property or (E) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, then, in each case, the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of the Preferred Stock, and shall cause to be delivered to each Holder at its last address as it shall appear upon the stock books of the Corporation, at least twenty (20) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding up is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding up, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided hereunder constitutes, or contains, material non-public information regarding the Corporation or any of the Subsidiaries, the Corporation shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 8-K. For the avoidance of doubt, notwithstanding such notice or corporate event, each Holder shall remain entitled to convert the Conversion Amount of its Preferred Stock (or any part hereof) as provided herein.

18

Section 8.                    Miscellaneous.

a)                  Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder, including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by facsimile or other electronic delivery, or sent by a nationally recognized overnight courier service, addressed to the Corporation, at the address set forth above Attention: Corporate Secretary, facsimile number 651-379-5024, or such other facsimile number or address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section 8(a). Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile or other electronic delivery, or sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile number or address of such Holder appearing on the books of the Corporation, or if no such facsimile number or address appears on the books of the Corporation, at the principal place of business of such Holder, as set forth in the Purchase Agreements. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth in this Section prior to 5:30 p.m. (EST) on any date, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth in this Section on a day that is not a Trading Day or later than 5:30 p.m. (EST) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

b)                  Absolute Obligation. Except as expressly provided herein, no provision of this Certificate of Designation shall alter or impair the obligation of the Corporation, which is absolute and unconditional, to pay liquidated damages, accrued dividends and accrued interest, as applicable, on the shares of Preferred Stock at the time, place, and rate, and in the coin or currency, herein or in the Purchase Agreements prescribed.

c)                  Lost or Mutilated Preferred Stock Certificate. If a Holder’s Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership thereof, reasonably satisfactory to the Corporation.

d)                 Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflict of laws thereof. Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by any of the Transaction Documents (whether brought against a party hereto or its respective Affiliates, directors, officers, stockholders, employees or agents) shall be commenced in the state and federal courts sitting in the City of New York, Borough of Manhattan (the “New York Courts”). Each Holder, by its acceptance of shares of Series A Preferred Stock, and the Company irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such New York Courts, or such New York Courts are improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Certificate of Designation and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Certificate of Designation or the transactions contemplated hereby. If any party shall commence an action or proceeding to enforce any provisions of this Certificate of Designation, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

19

e)                  Waiver. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation on any other occasion. Any waiver by the Corporation or a Holder must be in writing.

f)                   Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

20

g)                  Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

h)                  Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

i)                    Status of Converted or Reacquired Preferred Stock. Shares of Preferred Stock may only be issued pursuant to the Purchase Agreements. If any shares of Preferred Stock shall be converted or reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series A Convertible Preferred Stock.

*********************

21

RESOLVED, FURTHER, that the Chairman, the president or any vice-president, and the secretary or any assistant secretary, of the Corporation be and they hereby are authorized and directed to prepare and file this Certificate of Designation of Preferences, Rights and Limitations in accordance with the foregoing resolution and the provisions of Delaware law.

IN WITNESS WHEREOF, the undersigned have executed this Certificate this 24th day of January, 2014.

/s/ Josh Kornberg	/s/ Bob Myers

Name: Josh Kornberg	Name: Bob Myers
Title: President and Chief Executive Officer	Title: Chief Financial Officer and Secretary

ANNEX A
NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES OF PREFERRED STOCK)

The undersigned hereby elects to convert the number of shares of Series A Convertible Preferred Stock indicated below into shares of common stock, par value $0.01 per share (the “Common Stock”), of Skyline Medical Inc., a Delaware corporation (the “Corporation”), according to the conditions hereof, as of the date written below. If shares of Common Stock are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as may be required by the Corporation in accordance with the Certificate of Designations. No fee will be charged to the Holders for any conversion, except for any such transfer taxes.

Conversion calculations:

Date to Effect Conversion:

Number of shares of Preferred Stock owned prior to Conversion:

Number of shares of Preferred Stock to be Converted:

Stated Value of shares of Preferred Stock to be Converted:

Number of shares of Common Stock to be Issued:

Applicable Conversion Price:

Number of shares of Preferred Stock owned subsequent to Conversion:

___________________________

Address for Delivery: ________________

or

DWAC Instructions:

Broker no: _________

Account no: ___________

[HOLDER]

By:
Name:
Title: